UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)        June 9, 2011

VIKING SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-49636	86-0913802
(Commission File Number)	(IRS Employer Identification No.)

134 Flanders Road, Westborough, MA	01581
(Address of Principal Executive Offices)	(Zip Code)

(508) 366-3668

(Registrant’s Telephone Number, Including Area Code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 9, 2011, our Board of Directors approved increasing the number of directors on our Board from three to six, and appointed three new directors to the Board.  The new directors are Joseph A. De Perio, Hooks K. Johnston and Amy S. Paul.

Mr. De Perio was appointed to serve on the Audit Committee and the Compensation Committee of the Board of Directors.   Mr. De Perio is also a director of Overland Storage, Inc.  Mr. De Perio is a portfolio manager responsible for the public equity and private equity strategies for Clinton Group, Inc., a SEC Registered Investment Advisor that invests globally across multiple alternative investment strategies.  Prior to joining Clinton Group, Mr. De Perio held positions with Millennium Management and Trimaran Capital Partners.   He received a BA in business economics with honors from Brown University.

Mr. De Perio was selected as a director pursuant to the terms of a Stock Purchase Agreement dated May 10, 2011, by and among the Company, Clinton Magnolia Master Fund Ltd. and certain other accredited investors (the “Purchase Agreement”). Pursuant to the Purchase Agreement, Clinton Magnolia Master Fund acquired 6,800,000 shares of our common stock and warrants exercisable to purchase 5,1000,000 shares of our common stock for total consideration of $1.7 million. Mr. De Perio is a portfolio manager of Clinton Group, Inc., the investment manager for Clinton Magnolia Master Fund.

Mr. Johnston was appointed to serve on the Compensation Committee of the Board of Directors. Mr. Johnston is a management consultant and is on the board of Resonetics, LLC.  He was employed by Smith & Nephew Endoscopy Division from 1990-2004, retiring as Sr. Vice President Operations.  Prior to joining Smith and Nephew, he held positions in general management, operations, and project engineering.  He received a Bachelor’s degree in Aeronautical Engineering from Rensselaer Polytechnic Institute and a MBA from the Harvard Business School.

Ms. Paul was appointed to serve on the Audit Committee of the Board of Directors. Ms. Paul is a director of Wright Medical Group, Inc. and Theraclion, a private company, and is a commissioner of the Northwest Commission on Colleges and Universities. Ms. Paul worked for C.R. Bard, Inc., a medical device company, for 26 years, until her retirement as the Group Vice President-International in 2008. Prior to that she served in various positions at C.R. Bard, Inc. from 1982 to 2003, including President of Bard Access Systems, Inc., President of Bard Endoscopic Technologies, Vice President and Business Manager of Bard Ventures, Vice President of Marketing of Bard Cardiopulmonary Division, Marketing Manager for Davol Inc., and Senior Product Manager for Davol Inc. She received a BA cum laude from Boston University and a MBA with honors also from Boston University.

Each of the directors will receive compensation in accordance with our standard compensation arrangements for non-employee directors. We granted each of the newly appointed directors stock options that may be exercised for the purchase of 150,000 shares of our common stock under the terms of our 2008 Non-Employee Directors Stock Option Plan.  The options terminate after ten years and are exercisable at $0.30 per share.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 14, 2011	VIKING SYSTEMS, INC.

	By:	/s/ Robert Mathews
Robert Mathews Chief Financial Officer

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